UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☒	Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement.

☒	Definitive additional materials.

☐	Soliciting material pursuant to Section 240.14a-12

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

[Subject Line] Upcoming Annual Meeting

Dear Colleagues,

With our December 15th annual meeting of shareholders fast approaching, we are entering a period of heightened activity related to our ongoing proxy contest. During these final days of our outreach, proxy advisory firms, which provide information to shareholders about how to vote, are issuing their recommendations.

This morning, we issued a press release highlighting that the two most prominent advisory firms, ISS and Glass Lewis, recommend shareholders vote “FOR” our nominees. Members of our Board of Directors and management team had an opportunity to meet with ISS and Glass Lewis to share why we believe our nominees are best positioned to oversee Argo, and it is clear our story resonated.

While these recommendations do not determine the outcome of the contest, we are very proud and encouraged by the result. You all deserve a tremendous amount of credit for supporting our efforts and executing our strategy.

If you are currently an Argo shareholder, and have not yet voted, The Board recommends you vote “FOR” all seven of Argo’s director nominees on the BLUE proxy card. Every vote is important – regardless of how many shares you own.

Thank you for your continued hard work and dedication.

Sincerely,

Tom